EXHIBIT 5.2

OPINION OF ROPES AND GRAY LLP

February 3, 2004

Antigenics Inc.

630 Fifth Avenue, Suite 2100

New York, New York 10111

Re:	Registration Statement on Form S-3 (Registration No. 333-104832), initially filed on April 29, 2003 with the Securities and Exchange Commission (the “Commission”) and declared effective on September 22, 2003.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated September 22, 2003 (the “Base Prospectus”) and the prospectus supplement filed with the Commission by the Company on February 3, 2004 pursuant to Rule 424 promulgated under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Antigenics Inc. (the “Company”) of up to 5,000,000 shares of the Company’s common stock (5,750,00 if the underwriters’ over-allotment option is exercised in full), $0.01 par value per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Base Prospectus and in the Prospectus Supplement under the caption “Legal Matters.”

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP